UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 5, 2012

CBL & ASSOCIATES PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12494	62-1545718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 500, 2030 Hamilton Place Blvd., Chattanooga, TN 37421
(Address of principal executive office, including zip code)

(423) 855-0001
(Registrant's telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On October 5, 2012, CBL & Associates Properties, Inc. (the “Company”) announced it is calling for redemption all 460,000 outstanding shares of 7.75% Series C Cumulative Redeemable Preferred Stock (“Series C Shares”), and all outstanding depositary shares (“Depositary Shares”), each representing 1/10th of a Series C Share (NYSE: CBLPrC - CUSIP No.: 124830-50-6).

The redemption date will be November 5, 2012. The Series C Shares will be redeemed in whole at a redemption price of $250.00 per Series C Share, plus accrued and unpaid dividends to and including the redemption date in the amount of $1.9375 per Series C Share, for a total payment of $251.9375 per Series C Share. The Depositary Shares representing Series C Shares will be redeemed in whole at a redemption price of $25.00 per Depositary Share, plus accrued and unpaid dividends to and including the redemption date in the amount of $0.19375 per Depositary Share, for a total payment of $25.19375 per Depositary Share. In connection with the redemption, the Company will incur a charge of $3.8 million in the fourth quarter 2012 to write off direct issuance costs related to the Series C Shares and Depositary Shares.

A copy of the Company's press release announcing the redemption of the Series C Shares and Depositary Shares is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a)    Financial Statements of Businesses Acquired

Not applicable

(b)    Pro Forma Financial Information

Not applicable

(c)    Shell Company Transactions

Not applicable

(d)    Exhibits

Exhibit Number	Description
99.1	Press Release - CBL Announces Redemption of 7.75% Series C Cumulative Redeemable Preferred Stock

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBL & ASSOCIATES PROPERTIES, INC.

/s/ Farzana K. Mitchell
Farzana K. Mitchell
Executive Vice President - Chief Financial Officer and Treasurer

Date: October 5, 2012